Exhibit 99.1

            Hungarian Telephone and Cable Corp. Announces
                  Changes to Its Board of Directors

    SEATTLE--(BUSINESS WIRE)--Dec. 11, 2006--Hungarian Telephone and Cable Corp. (AMEX:HTC) today announced that its Board of Directors has elected Jesper Theill Eriksen to replace Peter Thomsen as a director on its Board of Directors. Mr. Thomsen resigned from the Board effective December 6, 2006.

    Mr. Eriksen, 38 years old, is currently the President of TDC Mobile International A/S, a wholly-owned subsidiary of TDC A/S. TDC is the majority shareholder of Hungarian Telephone. Mr. Eriksen is responsible for TDC's mobile operations outside the Nordic region and Switzerland. Mr. Eriksen, an attorney, has been with TDC since 1996 and, prior to his recent appointment as President of TDC Mobile International, was the President and CEO of TDC Switzerland. Mr. Thomsen is also an employee of TDC.

    Kim Frimer has resigned as a director of Hungarian Telephone. Mr. Frimer was the Chairman of Hungarian Telephone's Board of Directors. Mr. Frimer is an executive officer of TDC and was recently promoted to TDC's executive management committee and needs to devote more time to his additional duties.

    Christian Eyde Moeller has also resigned as a director of Hungarian Telephone. Mr. Moeller was the Vice-Chairman of Hungarian Telephone's Board of Directors. Mr. Moeller was an officer at TDC but recently resigned his position at TDC to take another executive position within Denmark.

    Hungarian Telephone's Board of Directors has elected Carsten Dyrup Revsbech and Henrik Scheinemann to replace Messrs. Frimer and Moeller as directors on its Board of Directors.

    Mr. Revsbech, 37 years old, is a Vice-President and the Chief
Financial Officer of TDC Mobile International. He has been with TDC since 2000.

    Mr. Scheinemann, 41 years old, is a Vice-President of TDC Mobile International. He has been with TDC since 2004.

    Mr. Eriksen was elected as the Chairman of the Board of Directors and Mr. Revsbech was elected as the Vice-Chairman of the Board of Directors.

    ABOUT HUNGARIAN TELEPHONE AND CORP.

    Hungarian Telephone and Cable Corp. is the leading alternative telecommunications service provider in the Republic of Hungary with a presence in other countries in Central and Eastern Europe.

    CONTACT: Hungarian Telephone and Cable Corp.
             William McGann, (011) 361-888-3535 (Hungary)
             U.S.: (206) 654-0204
             Chief Financial Officer